Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NN, Inc. of our report dated March 18, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in NN, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
June 21, 2019